Exhibit 99.1

IN8bio Reports Fourth Quarter and Full-Year 2024 Financial Results and Recent Business Highlights

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Ongoing Phase 1 and Phase 2 clinical programs continue to exhibit long-term durable remissions in hard-to-treat cancers, including glioblastoma (GBM) and 100% of treated Acute Myeloid Leukemia (AML) patients remaining relapse-free
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Expanded pipeline with INB-600 platform, featuring novel gamma-delta T Cell engager (TCE) targeting CD19 for potential use in oncology and autoimmune diseases
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Continued operational execution with strengthened strategic focus on aligning resources in an effort to drive high-impact programs forward
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Maintaining cash position to support operations and achievement of anticipated development milestones throughout 2025 and into 2026

NEW YORK, March 13, 2025 -- IN8bio, Inc. (Nasdaq: INAB), a clinical-stage biopharmaceutical company developing innovative gamma-delta T cell therapies, today reported financial results and business highlights for the fourth quarter and full-year ended December 31, 2024.

William Ho, Chief Executive Officer and co-founder of IN8bio, commented, “In 2024, IN8bio made significant progress advancing its pipeline of gamma-delta T cell therapies and positioning the Company for long-term success. The INB-100 program continues to demonstrate 100% long term durable response rates as of January 17, 2025, reinforcing its potential to help treat and maintain remissions in high-risk AML patients." Mr. Ho continued, "We have also disclosed our novel INB-600 platform, which we believe has the potential to reshape the T cell engager landscape by potentially improving both the durability of response and safety compared to existing CD3 targeting TCE therapies. Throughout 2025, we remain focused on driving innovation, advancing our clinical programs and delivering value to patients and our stakeholders.”

Key Highlights

Announced INB-600 Platform & INB-619, a Novel Preclinical Gamma-Delta TCE

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Introduced INB-619, a proprietary next generation gamma-delta TCE targeting CD19 for potential use in oncology and autoimmune diseases (March 2025)

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Demonstrated potent B-cell depletion and sustained gamma-delta T cell expansion in preclinical studies, offering commercial and scientific advantages by potentially improving durability and safety over existing CD3 targeting TCE therapies

Demonstrated Additional Clinical Progress with INB-100 (Allogeneic Gamma-Delta T Cell Therapy for AML & Leukemias) for High-Risk AML

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Presented new Phase 1 data showing durable remissions with 100% of treated AML patients remaining relapse-free (February 2025)
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Observed favorable safety profile with no cytokine release syndrome (CRS) or neurotoxicity (ICANs) reported to date
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Presented expanded clinical data at 2025 Tandem Meetings reinforcing potential of INB-100 to significantly reduce post-transplant relapse in high-risk AML patients relative to historical real-world data

Presented Continued Durable Remissions in Phase 1 Trial of INB-200 (Autologous, Drug-Resistant Gamma-Delta T Cell Therapy for Glioblastoma)

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Presented updated data in a plenary oral presentation at the 2024 Society for Neuro-Oncology (SNO) Annual Meeting, showing the majority of patients exceeded their expected progression free survival based on age and tumor status
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Highlighted potential long-term benefits of INB-200. As of October 18, 2024, five patients remained alive, three patients had returned to work, and one IDH-mutant, grade 4 glioma patient remained progression free for an impressive 40.5 months post treatment

Strategically Optimized Pipeline and Launched Operational Efficiency Initiatives

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Paused enrollment in the Phase 2 INB-400 glioblastoma program – despite compelling data – to focus resources while exploring partnership and alternative funding opportunities
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Implemented cost-saving measures to extend cash runway and prioritize pipeline development
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Raised approximately $16.6 million in gross proceeds through various equity offerings, including through our at-the-market (“ATM”) offering program and private placements, during 2024 through February 2025, extending the Company’s cash runway into March 2026

Upcoming Anticipated Pipeline Milestones and Important Events

INB-100: For the potential treatment of high-risk leukemias including AML

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Accelerating patient enrollment in expansion cohort of ongoing Phase 1 clinical trial including the inclusion of an additional investigational center
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Aim to complete enrollment into the expansion cohort in 2025. Guidance from the U.S. Food and Drug Administration (FDA) confirmed relapse-free survival (RFS) in AML patients as an acceptable primary endpoint for a potential pivotal randomized control trial
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Expect to present updated clinical data in the second half of 2025
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Advancing preparations for potential registrational Phase 2 trial with possible IND submission anticipated in 2026 based on receipt of additional funding

INB-200 and INB-400 (Autologous Gamma-Delta T Cell Therapy for Glioblastoma & Solid Tumors):

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Continue to evaluate early clinical data for signs of efficacy and durability
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Report additional findings at upcoming medical meetings in 2025
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Seek additional funding sources to advance allogeneic product for glioblastoma and other solid tumors

INB-600 and INB-619 (Gamma-Delta T Cell Engager Targeting CD19 – Oncology & Autoimmune Diseases):

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Present preclinical data evaluating potency, expansion potential, and safety profile at medical meetings in the second quarter of 2025
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Plan to advance towards IND-enabling studies with additional funding to support future clinical development
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Exploring partnership and collaboration options to accelerate development of the platform

Fourth Quarter and Full Year 2024 Financial Highlights

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Research and Development (R&D) expenses: R&D expenses were $3.6 million for the three months ended December 31, 2024, compared with $4.5 million for the comparable prior year period. R&D expenses were $17.0 million for the year ended December 31, 2024, compared with $16.8 million in the prior year. The change was primarily due to increased clinical trial-related activities for the INB-100 and INB-400 programs and was partially offset by a decrease in personnel-related costs and facility-related and other expenses, in each case as a result of the Company's pipeline prioritization announced in September 2024.
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General and administrative (G&A) expenses: G&A expenses were $2.6 million for the three months ended December 31, 2024, compared with $3.1 million for the comparable prior year period. G&A expenses were $12.6 million for the year ended December 31, 2024, compared with $13.5 million in the prior year. The change was primarily due to cost savings related to director and officer insurance premiums, professional services, and personnel-related costs, partially offset by an increase in legal and consulting expenses.
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Severance and related charges: Severance and related charges were $1.1 million for the year ended December 31, 2024, compared with zero in the prior year. These were one-time costs related to the September 2024 workforce reduction, including non-cash stock-based compensation expense and severance payments.
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Net loss: The company reported a net loss of $6.2 million, or $0.08 per basic and diluted common share, for the three months ended December 31, 2024, compared with a net loss of $7.6 million, or $0.22 per basic and diluted common share, for the comparable prior year period. For the year ended December 31, 2024, net loss was $30.4 million, or $0.57 per basic and diluted common share, compared with a net loss of $30.0 million, or $1.00 per basic and diluted common share, for the prior year.
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Cash position: As of December 31, 2024, the Company had cash of $11.1 million as of December 31, 2024, compared with $21.3 million as of December 31, 2023. Subsequently, in February 2025, the Company sold common stock under its ATM offering program and had Series C warrants exercised for aggregate net proceeds of $4.1 million.

About IN8bio

IN8bio is a clinical-stage biopharmaceutical company developing gamma-delta T cell-based immunotherapies for cancer patients. Gamma-delta T cells are a specialized population of T cells that possess unique properties, including the ability to differentiate between healthy and diseased tissue. The company’s lead program, INB-100, is focused on AML evaluating haplo-matched allogeneic gamma-delta T cells given to patients following a hematopoietic stem cell transplant. The company is also evaluating autologous DeltEx DRI gamma-delta T cells, in combination with standard of care, for glioblastoma, and advancing novel gamma-delta TCEs for potential oncology and autoimmune indications. For more information about IN8bio, visit www.IN8bio.com.

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the ability of gamma-delta T cell therapies to continue to exhibit long-term durable remissions in hard-to-treat cancers; IN8bio’s ability to expand pipeline and potential partnership opportunities, including those related to INB-200, INB-400 and INB-600; IN8bio’s ability to drive high-impact programs forward and position for long-term success; the ability of INB-600 to reshape the TCE landscape and to improve durability and safety over existing CD3-targeting TCE therapies; the evaluation of INB-619 in preclinical studies and its applicability for oncology and autoimmune indications; INB-100’s ability to continue to achieve durable remissions in AML patients; IN8bio’s anticipated cash runway; the potential long-term benefits of INB-200; plans to accelerate patient enrollment for INB-100, to complete the expansion cohort in 2025 and to advance preparations for a potential registrational Phase 2 trial; IN8bio’s ability to achieve other anticipated milestones, including expected presentations and data readouts from its trials, enrollment of additional patients in its clinical trials, IND submissions and advancement of clinical development plans; and other statements that are not historical fact. IN8bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: risks to site initiation, clinical trial commencement, patient enrollment and follow-up, as well as IN8bio’s ability to meet anticipated deadlines and milestones; uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of IN8bio’s product candidates; the risk that IN8bio may be unable to raise additional capital and could be forced to delay, further reduce or to explore other strategic options for certain of our development programs, or even terminate its operations; IN8bio’s ability to continue to operate as a going concern; the risk that IN8bio may not realize the intended benefits of its DeltEx platform; availability and timing of results from preclinical studies and clinical trials; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that trials and studies may be delayed and may not have satisfactory outcomes; potential adverse effects arising from the testing or use of IN8bio’s product candidates; the uncertainty of regulatory approvals to conduct trials or to market products; IN8bio’s reliance on third parties, including licensors and clinical research organizations; and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, are described in greater detail in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 12, 2024, as well as in other filings IN8bio may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and IN8bio expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

IN8BIO, INC.

Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets
Cash	$11,120	$21,282
Prepaid expenses and other current assets	1,458	3,343
Total Current Assets	12,578	24,625
Non-current assets
Property and equipment, net	2,858	3,514
Construction in progress	—	182
Restricted cash	266	256
Right-of-use assets - finance leases	1,068	1,364
Right-of-use assets - operating leases	3,899	3,513
Other non-current assets	275	255
Total Non-Current Assets	8,366	9,084
Total Assets	$20,944	$33,709
Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$389	$924
Accrued expenses and other current liabilities	1,047	2,955
Short-term finance lease liability	694	694
Short-term operating lease liability	953	820
Total Current Liabilities	3,083	5,393
Long-term finance lease liability	295	525
Long-term operating lease liability	3,088	2,854
Total Non-Current Liabilities	3,383	3,379
Total Liabilities	6,466	8,772
Stockholders' Equity
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized at December 31, 2024 and 2023. No shares issued and outstanding	—	—
Common stock, par value $0.0001 per share; 490,000,000 shares authorized at December 31, 2024 and 2023; 72,483,253 and 43,287,325 shares issued and outstanding at December 31, 2024 and 2023, respectively	7	4
Additional paid-in capital	136,127	116,152
Accumulated deficit	(121,656)	(91,219)
Total Stockholders' Equity	14,478	24,937
Total Liabilities and Stockholders' Equity	$20,944	$33,709

IN8BIO, INC.

Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$16,962	$16,827
General and administrative	12,637	13,510
Severance and related charges	1,068	—
Total operating expenses	30,667	30,337
Interest income	230	—
Other income	—	330
Loss from operations	(30,437)	(30,007)
Net loss	$(30,437)	$(30,007)
Net loss per share – basic and diluted	$(0.57)	$(1.00)
Weighted-average number of shares used in computing net loss per common share, basic and diluted	53,547,030	29,864,932

Investors & Company Contacts:
Glenn Schulman, PharmD, MPH

203.494.7411

gdschulman@IN8bio.com

IN8bio, Inc.

Patrick McCall

646.933.5603

pfmccall@IN8bio.com

Media Contact:

Kimberly Ha

KKH Advisors

917.291.5744

kimberly.ha@kkhadvisors.com

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